Filed Pursuant To Rule 433
Registration No. 333-167132
April 19, 2011

THE OUTLOOK FOR GOLD & SILVER AND HOW TO PLAY THEM WITH ETF’S/INDEXUNIVERSE
INTERVIEWEES: JASON TOUSSAINT OF WGC, JIM LOWELL, MATT HOUGAN — TRANSCRIPT & SLIDE PRESENTATION
MATT HOUGAN
I’m Matt Hougan, President of EFT Analytics and Global Head of Editorial at Index Universe. And I’ll be your host for today’s webinar. I’m pleased to be joined on the line today by two true experts in this space. Jim Lowell, Forbes columnist, noted author and CIO of Advisor Investments, a private money management firm with more than one billion dollar in advised assets. And Jason Toussaint, who is Managing Director for the World Gold Council and without question one of the smartest and most sensible people involved in gold investing today. I’m very excited about today’s webinar, which is the latest in a new monthly series of webinars we call the Alpha/Beta series. For these webinars we are partnering with leading advisors and experts to provide complete 360 degree analysis of how to invest in different asset classes using ETF’s.
MATT HOUGAN (CONTINUED)
The format today is straight forward. Jim and I, Jim is going to kick things off with a 15 minute presentation covering how he approaches precious metals, including how he researches the space and decides to over or under weight gold and/or silver. Jason will follow with a short set of slides addressing some of the fundamentals of today’s gold market. And together Jason and Jim will cover the Alpha segment of the presentation. I’ll then jump in with my Beta portion, which is a short 10 to 15 minute presentation on understanding and evaluating gold and silver related ETF’s. Following the presentation we’ll open things up for Q&A. And as a participant in this webinar you can enter questions for Jim, Jason or I, using the comments tool on your webinar screen. I’d say please don’t wait ‘till end of the presentation to ask questions. Just submit those questions as they occur to you. We’ll collate them and answer as many as we can at the end.
MATT HOUGAN (CONTINUED)
For those of you who are interested in seeing the slides of this presentation, they’ll be available along with a recording of the presentation approximately two to three days from now. We will alert you to their availability via e-mail. And for those of you who have registered for CE credits, information on how to qualify for those credits will be sent to you by e-mail as well. With that I’d like to hand it over to Jim Lowell, to kick us off on the Alpha portion of our webinar. Jim.
JIM LOWELL
Thanks Matt. I am certainly looking forward to hearing both your views on the sector as well as Jason’s. My view as Chief Investment Officer of Advisor Investments where we actually oversee about 2.4 billion in assets under management is that gold obviously has its days in the sun, and then its day in the dark corner of the closet where nobody wants to be reminded of the fact that they had once owned gold and ridden it down. Lately it seems, of course, that gold could do nothing but go up. So I wanted to talk a little bit about how I view gold’s current and future prospects. And also how inside of our portfolios we have one core waiting that really does a lot of the bidding and the asking in terms of gold prices for us, through an expertly actively managed fund that has a position in both gold and in currencies. When I look at gold I’m reminded, of course, of the history of its volatility. And we are right now back towards the peak pricing level of that precious metal compared to about 29 years ago. The last time gold really rocketed ahead of virtually every other asset class.
JIM LOWELL (CONTINUED)
And those were the days when inflation and hyperinflation weren’t just a theoretical concerns, they were real and present in the marketplace. I would say that over the last decade, but then certainly over the last three years the price of gold has been largely driven by a fear of trade. A fear of not just sort of the end of the world, I think we now understand that the world is beginning to swing back and towards a cyclical recovery. But also in terms of the fear of the U.S. dollar going the way of wallpaper in terms of value. And also the fear of the dollar being threatened by other commodities in the space in particular, oil. So I’m never thinking about gold just as an absolute, but always as its relative strength or weakness compared to other asset classes that may or may not provide equal amounts of investment opportunity. When I look at gold I’m also reminded of the fact that, you know, I have to ask myself, what is gold?
JIM LOWELL (CONTINUED)
It is clearly not a company, not a sector, not an economy. Not even a municipality. So it’s very hard to put a fundamental value on the price of gold. And very hard to model what the future price of gold might look like. And that is one way in which I almost always address those who are very interested in investing in gold, which tends to be right about now, when gold has done nothing but go up. And it is to remind them that gold really trades on a psychological rather than a fundamental metric. I talked about the fear trade. I think there is something else that’s been going on in the last three years. And that an allocation trade, an allocation not just by individual investors into gold, but also an allocation into gold by professional investments advisors on behalf of their clients. Either because their clients were clamoring for it, or because they did some fundamental research in terms of overall portfolio. And figured that gold, at least in small measure, could play an effective role in the overall asset allocation of the portfolio.
JIM LOWELL (CONTINUED)
We’re also now at that point where, in addition to fear and allocation trades being present, we’re seeing greed wed to, what I would say, is an option of a currency alternative or an alternate currency expressed in the main by metric ton acquisitions from governments, not just our own India, Russia. Looking for ways to basically hedge their own currency and what they forecast as potential currency weakness going forward. So there’s a lot of momentum in the space. There’s a lot of heated interest in the space. But there’s really not an industrial application for that metal, unlike silver. Which at least has the case of an industrial application that one can measure. For example, you can’t build catalytic converters without quantities of silver. But silver, even though it has some fundamental attributes that may be attractive, given that we are I think on a recovery track. Despite those fundamentals, silver almost always has and I think likely will continue to, trade on a multiple relative to the price of gold.
JIM LOWELL (CONTINUED)
So if we could just go with our first slide. This is just a quick look at how silver and gold ETF versus the markets have been behaving. Not to, I’m sure it’s not a surprise to anyone that both gold and silver have had a tremendous run up versus the market. And I bet it’s not a surprise to our educated members. But we also have seen silver have a tremendous recent leg up over the precious metal. Part of that was due to the fact that it really hadn’t caught up to the momentum in gold pricing. And part of it is that I think again you’ve got the allocation trade in tandem with the fear and the greed trade going on. The next slide, if we could move to it, shows us quickly how gold has basically been behaving versus not exactly the price of oil. I use the United States oil, ETF which a relatively poor performance history compared to actually tracking the price of oil. That said, it’s the most liquid investment for individuals and investment advisors who are looking for a way to own oil. And so I thought it was relevant to put that into this mix.
JIM LOWELL (CONTINUED)
And we see again that gold has just had this phenomenal track record about performance. Recently that record has flipped a little bit the first quarter of this year, heavily in favor of oil prices due to in that space again a fear trade, having been made manifest. Thanks to the destabilization and the ongoing destabilization in the Middle East. The next slide just as a quick snapshot of gold versus alternative currencies. One of the great advantages that the Exchange Traded Fund universe brings to an investment table is the ability to participate in currencies around the world. And in some very interesting verticals. I have this chart just to remind us that gold really has been bought by many countries as an alternative currency. But it certainly does not trade anything like a currency. For those of you who think that the currency market is a volatile place to trade in and out of. One simply has to look at the chart to see that gold’s volatility is almost 2X, your average currency volatility.
JIM LOWELL (CONTINUED)
So certainly not for the uninformed, nor faint of heart. And then the next slide brings us to gold vs. dollar. Here I use the power shares a dollar bull symbol UUP an ETF but that many advisors and investors use as a way to play the dollar vs. gold. And vs. the red line on the market. What we are seeing again is that gold has just had this tremendous and consistent and long lived run against what had been viewed as the almighty dollar. And I put all of these in our path just to remind us that gold has done nothing but go up on a consistent basis relative to currency, relative to oil, relative to dollar. And even up until very recently relative to silver. My outlook for gold is almost an inverse read of these four charts that we’ve looked at. And I’m currently fairly bearish on gold. The reasons for that in some are that I’m fairly bullish about the ability of the global economic recovery to sustain itself. Not evenly, not in a simple hockey stick manner, but in a stair step progression that I think will increasingly favor fundamentals and equities as opposed to speculation, what certainly looks like a very highly valued price on gold currently.
JIM LOWELL (CONTINUED)
So in my Forbes ETF Advisor, which is a newsletter that focusing on exchange traded funds, I have actually a buy on an ultra short gold ETF, ProShares ultra short gold, simple GLL. And a buy on ProShares ultra silver. A pairing strategy. And if we could move to the next slide. It is a pairing strategy that has served us demonstrably well since we initiated it. Basically I’ve been wrong and wrongly bearish on gold for quite a while. Despite the fact that what we have seen in the marketplace has been nothing but I suppose in hindsight reasons for owning more and more of it. But I also felt that I probably was early and wrong on my call for being bearish about gold. And so I wanted to be able to go ultra long silver as a way to effectively hedge my bet against gold. And so this chart just shows that owning an equal position in ultra silver, ultra short gold you would have made a significantly more money than if you had just been long out of the market or simply low on gold.
JIM LOWELL (CONTINUED)
So there are ways to trade around gold. I prefer a pairing strategy like this in order to do it. And there are also ways when, when and if we actually begin to see the fear trade dissipate. The allocation trades dissipate. And global government consumption of gold dissipate. There are ways to be able to participate in shorting the gold market. But it is a very speculative endeavor at best. I said at the outset and I’m close to bumping up on my timeline that I’d mention the one way that we at Advisor Investments basically manage gold inside of our portfolios. And that’s through a fund called BlackRock Global Asset Allocation. A symbol MALOX, very suitably. It’s a globally diversified balance fund that has a nice big deep vertical in commodities and inside of that gold it certainly plays a role, nearly about 5 percent of that, that overall portfolio. The reason why we use BlackRock is that Dennis Stattman the manager of that fund has multi-decades of experience managing not just the equity and bond markets globally, but also the currency and the gold markets there.
JIM LOWELL (CONTINUED)
And I rely often on active managers whose track records I know to make smarter calls on what remains a very volatile space. Matt, I’ll hand it back to you.
MATT HOUGAN
That was great Jim. Thanks so much. I know Jason is definitely going to have some opinions about what you said, as well as some of his slides of his own. So at this point I’ll turn it over to Jason Toussaint,

Managing Director For The World Gold Council. A reminder to participants, feel free to enter questions to us at any time. We’ll collate them and answer them at the end. Jason, take it away.
JASON TOUSSAINT
Thanks a lot Matt. And it’s a pleasure to be with all of you this afternoon, especially those of you who are in New York and looking out the window. It’s tempting to bail on this call so thank you for staying. I have a number of slides that I’ve been asked to present to the audience today. But before I dig into those, I’d like to perhaps give a bit of context around what the Gold Council is. What we do here and what my role within it is. And the World Gold Council is the market development organization for the gold industry. We are owned and funded by gold mining companies. And for lack of a better term, we are the people who interface, if you will, on the demand side of the equation across four primary sectors. Those being the investment sector, government affairs, of course, the jewelry sector and industrial. And I’ll come back to kind of what the demand and supply profile looks across the market in those specific sectors in a couple of minutes.
JASON TOUSSAINT (CONTINUED)
I manage the U.S. and the investment business here in the U.S. And also am the Executive Officer of the SPDR Gold Shares. Sponsored by World Gold Trust Services here in the U.S. So for full disclosure. If we could go into the presentation deck now, that would be great. Starting with looking at some of the merits for gold investment. I should add that our role is not to sell gold to anyone in the market. It is merely to help educate investors and potential investors looking at and analyzing the merits of gold investment within their portfolios. So we do a lot of research pieces, many of those posted on our website, etc. for your information. So when we look at what is the role of gold within a portfolio, of course, we need to look at how it correlates and covaries with other existing assets. So what we’ve got here is a table of correlations of gold and other major asset classes in U.S. investor portfolios. And you can see interestingly there’s obviously very low correlations. And in fact against the MSCIUS or S&P 500, that correlation is statistically zero.
JASON TOUSSAINT (CONTINUED)
So when we’re talking in terms of diversifying portfolio level assets gold is a very diversifying asset, which is important. But also note your attention to the second to the last bar, the S&P GSCI, the correlation between that and gold is extremely low as well. So one of the things we focus on is not only the merits of gold in a portfolio but also versus other commodities and commodity indices and there’s some interesting insights there as well. Moving on to the next page, instead of looking necessarily at kind of a static average correlation. We do look at what occurs in extreme events. So tail risk events, both in positive rising markets, and declining markets. So we’re looking at the correlation between equities, gold and commodities when equities move by more than two standard deviations over this time period from ‘87 to 2010 July. So on the top bars these are periods when the S&P 500 has weekly returns greater than two standard deviations, you can see the correlation between gold and the S&P 500 is slightly positive.
JASON TOUSSAINT (CONTINUED)
Again, close to zero. And again the correlation between the GSCI and the S&P 500 fairly marginally higher. I think what’s most interesting on this page, however, is in extreme sell-off events. We can find that gold, because of its stability factor in this flight to quality to trade, if you will, during periods of market turmoil. We do find an increasing negative correlation between equities in gold. However, interestingly you would find that that is not the case for the commodity complex overall as measured by again the GSCI. Where there is an even stronger correlation between S&P and commodities. That does have implications for us who are investing for the long run and through not trying to time, market time our way out of market cycles. Now the next page, when we’re looking at inflation what we’ve done here is defined inflation as periods where USCPI is greater than 5 percent. We can debate whether periods of inflation lower than that are considered “high inflation” but for this study we’ve done that sort of analysis.

JASON TOUSSAINT (CONTINUED)
We can see that during these periods of high inflation back from 1973 through current day, that gold has dramatically outperformed most other asset classes in these inflationary years. Having said that, I’m sure everybody looking at this chart can notice the nice spike in 1979 which does of course skew the results. Gold does tend to have an inflationary hedging aspect to it. Is it a perfect hedge against inflation, no I don’t think so. And I’m not sure there is a perfect one out there. But it does have a role again within the overall portfolio context. Now when we look at gold vs. the dollar on the next slide, what we’ve done is look at for the past decade the relationship between the trade weighted dollar and gold. And over time we do see that gold has a fairly strong correlation, a negative .8 correlation in fact to the U.S. dollar. Some would look to the period of 2009 and say, well, you know, that kind of broke down so what was going on then?
JASON TOUSSAINT (CONTINUED)
And if we recall this was still in the midst of the global crisis. Unfortunately, all currencies around the world were not doing well, for lack of a better term, the U.S. dollar was the best of the currencies. So there was a flight not only to gold but to the U.S. dollar as a reserve currency. So that correlation of the negative correlation broke down for a period of time. And we do that, see that returning to normal now. So again, long term investors who are looking to hedge dollar exposure might look to gold as one of the alternatives for doing so. When we go to the next slide, looking at the role of China and India it’s very compelling what we see where gold demand is coming from. I think we all have a tendency to try to isolate different impacts and factors that impact an asset price. Whether it’s gold, corn or real estate in all assets. But it’s very important to recall that gold is truly a global asset and has been for thousands of years. And demand for gold is not necessarily dominated by any one region or any one type of purchaser.
JASON TOUSSAINT (CONTINUED)
In this case what we’ve looked at is, when we look at China and India, which are the two largest single countries of demand, and we look at jewelry and investment demand coming from there. At the end of 2010 these two countries combined accounted for 40 percent of total demand for gold. Some people would find that shocking. For those of you who follow our research it shouldn’t come as a shock. That has changed dramatically from a decade earlier where the global share of demand was 24 percent. So what is the rationale here? What’s going on and will this continue? I think there is a couple things going on, which are important to note. In the Eastern markets particularly in China and India there is a very, very strong cultural affinity towards gold. In India there are Gods and Goddesses dedicated to wealth and gold in the form of jewelry in a market like India. Gold jewelry for adornment purposes literally defines women as women.
JASON TOUSSAINT (CONTINUED)
And I’ve got stories around women begging for food with kind of two wrists full of gold bangles and I’m scratching my head and saying, why isn’t she selling some gold to eat? And I’m told by people who operate in the Indian market that women would rather go without food than to give up their gold. So that’s some indication beyond the simple mere statistics on the page in terms of the affinity towards gold in these markets. Combined with that is dramatic, as we all know, immense increase in GDP in these countries and newly created wealth. Because there is such a strong affinity towards gold in these markets and throughout the Middle East and Asia, this factor is a strategically important one. And I think from my perspective the most important factor for the gold price in the next decade. And because we’re talking about rural markets where there’s not a lot of transparency on a real time basis, this factor goes unreported a lot. There is a lot of focus, of course, here in the U.S. on the growth of ETF’s, etc.
JASON TOUSSAINT (CONTINUED)
The real strategic factor underpinning the gold price from here is what’s going on in the physical market in countries half way around the world. Now moving on to the demand side, sorry, the supply side.

Looking at mine production. Mine production has been fairly constant. We can see from ‘95 through year end last year, a tonnage on the left hand side and the gold price on the right. There’s a number of reasons for that. Which I will get into on the following page. Prices for extracting gold from the ground continue to increase. So we can see the, what does it cost to essentially bring an ounce of gold to the surface. It shouldn’t be any shock that with increasing energy prices because gold mining is so energy reliant that their extraction prices go up. At the same time some of the oldest mines in the world, particularly in South Africa, some of these over 20 to 50 years old now they are over two miles deep into the earth.
JASON TOUSSAINT (CONTINUED)
And the yield or the grams of gold per ton that they bring to the surface is decreasing. So it’s becoming more difficult to find, as we’ll see on the next page. Talking about new discoveries of gold. On the left hand side is new discoveries on an annual basis in the red bars. On the right hand side is the global, total global exploration budget by annual, on an annual basis, allocated to looking for new sources of gold. We can see that in the midst of this bull market over the past decade, exploration budgets have exploded. However, they are not yielding any more gold. So not only did we start out with gold being an extremely rare mineral, it’s becoming more scarce. As I like to say, the easy gold is long gone. And the days of picking a nugget up out of a river bed passed decades ago. So it is becoming an even more precious item and more difficult to bring to the surface.
JASON TOUSSAINT (CONTINUED)
So that’s the, if you will, the 20,000 foot level argument and a snapshot of kind of the supply and demand side of the gold market. I think I would wrap up with a couple of thoughts here. And when we think about the primary uses of gold through time, historically they’ve been mostly around hedging against inflation or the U.S. dollar. And I think what is really the new science, if you will, is considering gold literally as an asset class. And what do I mean by that? Of course, purchasing and buying gold has been available for thousands of years. But before the advent of the ETF’s it was not a frictionless transaction. So buying physical bullion I need to figure out where do I transact in it; how do I transport it; do I need to insure it; how do I store it, etc. It’s not necessarily a portfolio asset. And was historically viewed more as a collectible along with perhaps a high priced coin collection or art or antiques, etc. And I think because the market is now able to access gold through the ETF market, that it is now a viable asset allocation. The world has changed from analyzing gold as a stand alone asset.
JASON TOUSSAINT (CONTINUED)
And is now looking at relative returns really for the first time between gold and other assets. And really the implications and potential benefits of allocating gold to existing portfolios. And that’s really the new frontier and where the market is now. So I think I’ll end with that.
MATT HOUGAN
Great Jason, thanks. Certainly a lot to dig into between, you know, some of the things you’re calling out and some of the things Jim’s calling out. I’m going to take 10 quick minutes to look at the various ways to play gold and silver. Talk about some of those ETF’s you think have fundamentally changed the nature of the gold market Jason. And run through investor choices. And then we’ll wrap up with Q&A. Once again, I remind everyone to submit questions to Jason, Jim or I using the comment section on the webinar tab. So let’s start really quick with some fundamental facts about how investors approach investing in any commodity. The reality is whether you’re choosing them on gold, silver, oil, wheat, copper or greasy wool, you’re always faced with a stark choice. Do you want exposure to spot? In this case that will be physical gold bullion. Do you want exposure to futures? Which is often the case in the commodities. You don’t really want to hold a hundred barrels of leaky oil in your backyard.

MATT HOUGAN (CONTINUED)
So do you want to use financial instruments that provide a claim on that oil? Or do you want to buy equities? Do you want to buy the gold mining companies or the oil producing companies, rather than the oil itself? And the funny thing about commodities is that most of the time the thing people think they want is spot. I think everyone in the market has wanted to buy spot oil recently. But you can’t. You don’t have the physical ability to store something like oil. It’s messy, it leaks. As a result in the commodities face people are often pushed to either the second or third tier. Either futures or equities. Both of which have their problems compared to spot. You know, futures can trade in contango or backwardation. Equities often trade more like equities, more like other stocks than they do like bullion. The interesting thing in precious metals is that this equation is kind of tweaked. In precious metals you can access all three of these. You can access spot; you can access future; then you can access equities.
MATT HOUGAN (CONTINUED)
Either in ETF or direct form. And the reality is they’re all good choices. So in spot market usually in commodities you can’t buy that in the precious metals space. That’s very easy in an ETF. In the futures market the effect of contango on precious metals is much smaller than it is on oil or AG’s. So futures a reasonable choice as well. And even in the equity market you’ll see much higher correlations between gold producing equities and gold, for instance, than you will between oil producing companies and oil. But let’s talk a little bit about each one of these. You know, Jason covered a bit about the fundamentals of the gold market. But I wanted to add a few of my points. The first is that the gold market is huge and heavily traded. About 25 billion dollars worth of gold bullion trades hands each day. Most of this taking place on the giant precious metals markets in London between large institutions.
MATT HOUGAN (CONTINUED)
And silver is similarly large with four billion dollars trading hands each day. In both cases these are traded assets. The level traded swamps the amount of production we see each year. One sort of cool or fundamental difference between these markets is that when gold comes out of the ground it tends to stay out. I think the statistic is that somewhere over 90 percent of all the gold ever mined still exists. The silver on the other hand is consumed. So roughly 45 billion ounces have come out of the ground in silver in recorded history. But maybe only 10 percent of that exists today. So these are different markets in that sense. So let’s talk about accessing those markets. If you’re not a large institution trading in London, how do you actually go out there and buy exposure to gold or silver? Historically the primary way to do this was to get out there and actually put your hands on the physical metal. And as Jason said, that’s not a frictionless trade. You can still that today. You can go to the U.S. Mint. You can go to a physical gold dealer like Kitko. You can play 20 percent spreads at Glenn Beck’s Gold Mine.
MATT HOUGAN (CONTINUED)
But even if you ignore the kind of gouging at Goldline and other firms like that, you know, buying bullion at least in small amounts is still expensive. We’ve called out some of the costs here. But you can see that commissions can range up to 2 percent. They’re significant fabrication costs if you’re buying a coin. A storage cost if you have someone store your gold can run up to 50 basis points per year. And there are major spreads in the gold market. 50 to 100 basis points. There are cheaper ways to buy gold in a physical bullion base format through gold pools. Or you get a physical claim on delivery and you can have that gold delivered in the future for a fee. But generally for non-institutional investors outside of the ETF market, buying physical bullion is costly. That’s why few people did it before ETF’s came around. Those who don’t want to play in the bullion market often turn to futures. Where again, as with the gold bullion market there is huge volume in trading activity.
MATT HOUGAN (CONTINUED)
There’s a half year’s supply of gold in the futures market. Where 30 billion dollars trades hands everyday. Silver is even bigger on a relative basis. With 15 billion dollars trading hands everyday. Most of these contracts never physically settle, they are true financial contracts that are settled for cash long before expiration. But this is a big, big market. So is it a good market for investors? In one sense yes. I think as I said earlier the problems that plague many commodities in the futures market, which is a pension for contracts to trade in contango is not as big a deal in the gold and silver markets. It is absolutely true that these markets tend to trade in contango. But the levelers are relatively small. When we looked recently the annualized cost of a rolling position in gold futures was just 20 basis points. For silver it was about 37 basis points. Although those numbers bounce around a great deal. But the real reason that many people avoid the futures market is that it’s just large and it’s complex.
MATT HOUGAN (CONTINUED)
So gold futures trade of a handle of 100 troy ounces or about $130,000 per contract. And silver futures claim 5,000 ounces or $150,000 per contract. So you have to be a big player to play in this market. And then you have to constantly manage your exposure rolling from one contract to the next as each expires. It’s definitely hard work. It’s much easier just to buy equities. Equities used to be the only real way most investors would gain exposure to precious metals. And there was a whole science of determining which company had the highest leverage ratio versus either gold or silver bullion. To this day a lot of people think gold and silver miners are effectively levered plays on precious metals. This is a pretty big market. The global gold miners index from FTSE totals about 300 billion in market cap. Virtually all of that trades in New York as ADR’s. And you can access it via say the Van Eck Gold Miners ETF GDX.
MATT HOUGAN (CONTINUED)
Which captures 275 of that 300 billion dollars. So it’s easily accessible. I would note one of the statistics here. Currently gold mining stocks are priced around a PE of 25. Which seems certainly elevated given what that business really is. There is a second avenue for gold miners that a lot of people explore which are Juniors. Juniors are typically act as levered up high risk versions of more senior gold miners. Often they’re firms that don’t yet have any gold mining operations producing bullion. And they trade more or less on their future hopes of discovering bullion at various mining claims. The gold and silver mining ETF’s have been incredibly successful. GDX from Van Eck has more than 6.5 billion in assets. And the Junior version GDXJ holds 2.4 billion. Even the silver’s miners ETF SIL has poured in more than 600 million in assets. So people love these things. But there certainly are a few things every investor should understand about buying the miners. The first one is obvious. These are stocks and not bullion.
MATT HOUGAN (CONTINUED)
They tend to have higher correlations to the stock market than a straight play on bullion. Moreover it appears that the old concept that these funds were levered to the market does not appear to be the case anymore. At least recently these funds have been muted in their response to developments in the bullion market. This chart I think shows that very well. It just stretches back about four years. The dark red line on the top is silver. The blue line, the dark blue line is gold. You can see over the last four years that gold is up about 128 percent. And silver incredibly is up over 200 percent. And you look how the big mining indexes have done. GDM which is the index that is tracked by GDX the Gold Miners ETF is up about half as much as the metal itself. It’s that silver line up 62 percent. The same is true of the silver ETF which is in red up about 98 percent against the 214 percent move in bullion. Even this year since the start of this year, for instance, silver bullion is up about 30 percent.
MATT HOUGAN (CONTINUED)
While the Silver Miners ETF is up only about 5 percent. So the old idea that these were levered plays on the bullion markets at least recently hasn’t held true. So let’s review all the choices in the ETF space. At this point investors have 26 different ways to play gold and silver using ETF’s. A fact that’s incredible to me. In the gold space alone there are four different bullion funds including GLD. It’s close competitor IAU and versions that store gold in Switzerland and Singapore respectively. There are two futures funds including one UBG that looks far out the futures curve and one DGL that looks close in. There are even five different mining funds. There are three strategy funds. FSG takes a levered bet on gold vs. the S&P 500. SPGH hedges out the S&P 500 with a gold position. And TBAR uses a 200-day moving average to jump in and out of gold based on momentum factors. And then there are, of course, all the levered and inverse funds. So ETF issuers have certainly realized that this is a strong and growing market. And has provided, you know, six different avenues for getting exposure to this market.
MATT HOUGAN (CONTINUED)
This chart I think helps you make the first step through those 26 ETF’s. I think for most investors gold and silver are used as a way to gain counter correlated exposure to the market. So to construct this table we’ve looked at the correlations of the most popular ETF’s in each area of the market for spot futures and miners all spread against the S&P 500. One thing that jumps out here is that the correlation between futures and spot is high, as you would expect. Around .9 for both gold and silver. If you move down into the miners space that correlation to spot drops to about .8, still tightly correlated but perhaps a bit smaller than some people expect. But the most interesting correlations come against the S&P 500. I wouldn’t make too much of the fact that futures are lower correlated than spot. But you see in this slide that the miners do have much higher correlations to the S&P 500 than either bullion or futures.
MATT HOUGAN (CONTINUED)
That can be good or bad but it’s something investors should understand as they go into that market. This I realize is a bit of a seeing eye chart, but I included it so you can review it when you receive these slides by e-mail in a few days. It covers the core statistics for six kinds of ETF’s, representing bullion, futures and miners for both gold and silver. We used the largest ETF in each of those classes to create this chart. A few interesting things are worth calling out here. GLD the gold, the SPDR gold bullion ETF is clearly the powerhouse in this space with more than 56 billion dollars in assets. That’s impressive and the fund trades beautifully as you can see with an average daily spread of a penny and massive ADV. But look right next to it at DGL the futures based product. It has much smaller assets and trades just a few million dollars of shares each day. But even here the spreads are pretty tiny. Average spreads of just 5 basis points.
MATT HOUGAN (CONTINUED)
Which I think points to the fact that the underlying securities in this market are incredibly liquid. Which makes all of these products relatively easy for market makers to hedge. If you trade carefully in any of these products you should be able to get good pricing and good liquidity. The other line I’d like to draw your attention to is at the bottom, where we show the short and long-term tax rate for each of these kinds of products. This is perhaps the most important and often the most overlooked aspect of choosing between these modalities of gold and silver products. Bullion funds like GLD and SLV are treated as collectibles by the IRS. Mean that no matter how long you own them their taxed at a 28 percent rate for any gains. Futures based products are taxed at futures, which means all gains are marked to market each year and their tax is 60 percent long and 40 percent short-term rates. For wealthy individuals that creates a 23 percent tax rate, which is what we show here.
MATT HOUGAN (CONTINUED)
And equities, of course, are taxed like stocks with a 15 percent rate for long-term holdings. Part of the key decision between stocks, futures and miners relates to how long you plan to hold the funds, what your tax bracket is and whether you’re positioned in a tax deferred or taxable account. It’s very important in this space. This is my last slide. Generally, just how do we go about evaluating gold and silver ETF’s? At Index Universe we use a three step process which comes with an easy acronym of ETF to evaluate all products and make sure you’re getting the ones you want. The E stands for Efficiency which means does this fund deliver on its core exposure to the market in a way you want. So here you want to consider the expenses of the fund, their tracking performance, which is nearly perfect for bullion and more variable for the other categories and the tax treatment, as I mentioned above.

MATT HOUGAN (CONTINUED)
The step is Tradability where you should look at the bid asked spreads, any premiums and discounts and the volume and liquidity of the ETF which should be good across most of these products. And finally is Fit which gets to the question of do you really want spot, futures or equity like returns. I think each one is right for a different kind of investor and you just have to make sure that you pick the one that’s right for you. So with that I’ll open it back up to Q&A. As a reminder, once again, as a participant in this webinar you’re invited to ask questions at any time by entering them into the comment section of your webinar screen. You know, I really want to— I have a lot to dig in here. But I’m first going to ask a quick question to you, Jason. Which is that, you know, Jim made a fairly convincing case that gold has gone up and up and up for a long time. And he’s recently turned to bearish on this. I guess the question for you is how can gold continue to go up, or what could cause it to fall back and go down?
JASON TOUSSAINT
Thanks. That’s a very good question. We do get that a lot. I think the simplistic answer beyond saying, you know, more people buying or selling will dictate the price. I think it is important to note that the basis for this latest gold rally was not due exclusively to the impact of the global financial crisis, as we showed in the price chart. This gold rally began in year 2000. So there were many factors in play. It does not necessarily take a crisis situation or a massive equity market selloff around the world for gold to be attractive. Having said that, when I look at historical returns such as the gold chart, I say, wow, you know, maybe I should bought some of this stuff ten years ago. But where do we go from here? And I think it’s a very important question. And we as an organization World Gold Council, we don’t predict the gold price itself. Having said that, one of the things we do look very, very closely at and monitor is the segmentations and the dynamics of supply and demand. So I think I spoke on the supply side that mine supply, if anything, is declining.
JASON TOUSSAINT (CONTINUED)
It’s constant with a dwindling identifiable new supply. We also have a shift of central banks around the world moving from net sellers of gold bullion to net acquirers of gold bullion. And that is a dynamic shift. So you’ve got a source of supply off the market, and at best marginal addition to the demand side. Which I think is quite important. On the demand side we do have investment, the investment sector is increasing. I should note that is led by physical bar and coin buying to put the ETF market in perspective. In year 2010 ETF’s, all the gold, physical gold ETF’s accounted for 9 percent of total gold demand. Since they were launched they have averaged around 7 percent of total demand. So they are certainly not the big price driver. It is mostly the jewelry market and the physical bar and coin markets. Now, it is difficult to say, you know, why someone should buy gold in a portfolio. You know, if we are looking to from 20 years old and looking to retire in 30 to 40 years from now, being aggressive, you know, the question is does gold have a role in my portfolio over that period of time.
JASON TOUSSAINT (CONTINUED)
However, if I’m looking to speculate and trade in a portfolio, then maybe I have a different view towards gold. So maybe I’m looking for more volatility and would look at leverage products. There’s no real way to really predict a price and it’s really up to each investor to decide the merits in their own circumstances.
MATT HOUGAN
Fair enough, fair enough. We have a question for Jim. Which, you know, feel free to respond to Jason. But I’m going to take this in a bit of a different direction. Which is, you know, what possibly caused silver to go up so much so recently? And is there a significant risk of mean reversion in the near future between silver and gold?

JIM LOWELL
There’s definitely the risk of mean reversion between silver and gold, given that as the member pointed out, the recent rise in silver has been basically expediential relative to gold. My view on it is that’s basically reflective of the fact that the gold demand drivers, as Jason had pointed out, really have building momentum into the price of the metal since 2000. Whereas silver, which does trade on a multiple to gold had some catching up to do. I think also as evidence for economic recovery, not just domestically but globally, began to tilt towards a greater rather than lesser probability, we saw analysts, advisors, individual investors take a little bit more notice of the fact that silver really does an industrial role to play in that overall recovery. And so I think that also contributed to the most recent sort of out performance of silver relative to gold.
MATT HOUGAN
Interesting. And I guess this is a question for you Jason. Taking it a different direction. To what extent are major institutions now investing in gold bullion? Whether it’s through ETF’s or directly? And are there any institutions which have informally included gold in their IPS asset mix guidelines?
JASON TOUSSAINT
That’s a good one. That’s the ultimate goal. I think in the grand scheme of things to put gold investment in context, as a relative proportion of total investable assets around the world, gold represents less than 1 percent of invested assets. So against that backdrop the market is certainly far from saturated in gold. I would say particularly in the investment sector, institutional investment sector. If we look around the U.S. there’s really a handful of pension funds that have discrete allocations to gold in their portfolios. Texas Teachers Pension Fund being one of them. If we look around the world there are some— we are in contact with some sovereign wealth funds around the world that are allocating to gold discretely as well. Most in a combination of ETF’s and physical bullion. So they have certain preferences and rationale why they would favor one over the other.
JASON TOUSSAINT (CONTINUED)
And again, there’s no— I think what we’re up against and really where a lot of the dialogue is changing is, there are a lot of pension funds in institutions around the world that have held commodity index exposure for almost, if not over, a decade. And we’re going back to them and saying, well, you know, if we look at the merits of that investment and the rationale for investing in commodities in the first place, how did those do for you over the past decade. And, you know, pulling the commodity index space apart and perhaps considering discrete allocations, does that make sense for you as the end investor. And in many cases those dialogues are ongoing. So we will most likely see more institutions around the world allocating to bullion, to gold in the form of bullion and ETF’s going forward.
MATT HOUGAN
Interesting. Jim, I got a question for you. You saw my presentation on bullion investment versus the miners. You didn’t the miners in your segment. Now what are your thoughts on the mining segment and is that interesting to you at all as an investor?
JIM LOWELL
I think you hit the nail on the head. Which is basically the miners one can impose some fundamental evaluative metrics on. And as you do that they certainly look pricey relative to historic evaluations. And that I think accounts for their trailing that just the price of gold. I also don’t just view gold sort of in an absolute sense. As I mentioned I’m also interested in whether or not there are other or better investment opportunities near intermediate term. And so I definitely have a buy in the oil space, not on oil itself but on the energy service providers, the people that, you know, deliver the pipelines to the prospectors. The Levi Strauss approach of making your profit, whether or not they hit Black Gold. And so right now I would be shy the gold miners, but I definitely think there’s a long-term story, not just because of the rebuilding efforts that have to go on after war torn regions recover. But also just because of the global demand, I think there’s a good story for the energy service companies in particular.
MATT HOUGAN
Interesting. I’m going to flip convention wisdom maybe on its head here and ask a question which came in about deflation. Suppose all the inflation folks are wrong and we enter a period of deflation. What does that do to your view on gold? Maybe Jim first and then Jason quickly.
JIM LOWELL
Actually Matt, if I could, I’d love to hear Jason go first, just because he has the historical data at his beckon call.
MATT HOUGAN
Alright Jason, it’s up for you. Deflation in gold.
JASON TOUSSAINT
Yeah, gold goes up in all markets. I’m just kidding. There is no— it’s an interesting question. We have to bear in mind that, you know, we’re used to as investors, particularly in this U.S. market, used to isolating particular factors that drive the return of an asset. So in the case of inflation here or deflation in the U.S., unless it is truly a global phenomenon than it won’t have the huge impact on asset returns that we think it would. And a good example of that is, you know, as I mentioned before, a lot of jewelry is sold in India and China. I guarantee you the marginal buyer at a jewelry shop in Chani, India is not checking The Wall Street Journal for the CPI estimate before making that purchase. Having said that, the question around gold’s role as an inflation hedge we’ve looked at. We do have more historical returns through deflationary environments on our website. However, one thing I would note is that prior to 2008 I wouldn’t call it a drastic deflationary environment, but inflation was essentially nonexistent. So that is the kind of most recent example. I’ll be not, the most dramatic one.
JIM LOWELL
I would just chime in and say that if we do in fact see a deflation triggered, that that’s likely to refuel the fear trade that’s been typically historically good for the price of gold. I mean to go from where we are today into a deflationary environment will mean that one or more of the pending hurdles that this market’s been able to overcome so far, have actually impeded its ability to do so. So while I don’t hold with those who view gold as an inflation hedge, I certainly think if we saw deflation sweep back into the market, it would ratchet up the fear trade and favor gold.
MATT HOUGAN
Interesting. Jim, a question that’s, you know, tied in for you that came in from the audience is, is generally your outlook for the dollar both short and long-term. And if it’s status as the world’s reserve currency will continue?
JIM LOWELL
I believe it’s status is the world’s currency will continue. I mean on any day that we’ve seen dramatic impingements on the market just over the last 18 months, the flight to quality has not been to treasuries, it hasn’t been to gold on those days. It’s really been to the dollar. That said, you know, I actually favor a weak dollar, just because I tend to be more weighted in equities than in fixed income or other types of assets. And a weaker dollar helps our multi-national companies profitability overall. So I’m overall less worried about the talk about a weak dollar. And I’m certainly not concerned that the dollar is somehow going to become, worth less over time. It maybe worth less from time to time, but not worthless.

MATT HOUGAN
Very good. One more question for you Jim. And then I have a question for Jason to wrap up. What are your thoughts on the other precious metals? Do you ever look at Precious Metals Baskets? Do you look at platinum and palladium? Any interest there?
JIM LOWELL
Absolutely. And again when you’re talking about platinum or palladium, you’re really talking about metals with good industrial applications. The ability to wed fundamentals to your analysis of the price and valuation. As Jason I think correctly pointed out, with gold it really is a story of we’ve talked about fear trade. We’ve talked about allocation trades, those are meaningful. But the real growth story there has to be the growth in retail consumption and demand coming out of China and India. And if that ever dissipates, then you’re really going to see a world of hurt imposed upon the gold market.
MATT HOUGAN
Right. Jason, last question to you and we have about a minute and a-half for it. So you mentioned that you thought ETF’s had, you know, really changed the nature of the gold market. I was wondering just if you could explain what you think those effects have been. I recognize they’re not a huge portion of demand at this point. But how have they changed how these markets work?
JASON TOUSSAINT
I would say, the biggest dramatic impact has been on the way we as investors look at gold now. Again, and most importantly within the portfolio context. I mean it’s no surprise when we look at gold, you know, I like to say there’s no on the planet, literally over the age of 4 years old that doesn’t know what gold is. But the real change in today’s environment is the question around, you know, does this stuff have a role to play in my long-term portfolio asset allocation? And the shift then has, because of the ETF’s and the ease of access to gold investment, it’s put it on the radar screen. Now regardless of what the returns have been, yes it’s been a very high performing asset. Yes it does preserve wealth during extreme selloff, what we’d refer as tail risk events. Will that always be the case? Will gold always go up? Of course not, but the question would be, with the limited data set that we have before us today across all asset classes, you know, how can we as investors either for ourselves or our end clients make the most efficient portfolios for the long run.
JASON TOUSSAINT (CONTINUED)
Not necessarily next week or the next day. And I think that a lot of the gold commentary that is in the marketplace, no disrespect CNBC, but is focused on a daily movement. So how do I trade gold? It is going up, down or sideways? I’m not saying that’s not a rational investment thesis but it’s not— I wouldn’t necessarily call that an investment either. And with the ETF’s again, we’re not saying it’s the best or the only way to access the gold market. Is it’s a viable option, which we do think has some benefits. But it has moved gold into the mainstream and democratized gold investments. And in many circumstances professionalized it.
MATT HOUGAN
Good answer. Well thanks, that’s all the time we have today. I’d like to thank Jim Lowell and Jason Toussaint for joining us. I think we’ve covered a great deal of ground. For those of you who registered for CE credits including CFP, CIMA or CFA, which is not listed on this slide, but those credits are available. Forms will follow in the e-mail within a few days to everyone who attended this webinar live. As well as slides and a recording of the audio. So thanks very much for joining us. I hope you join us on future webinars. Have a good afternoon.

IndexUniverse

The Outlook For Gold & Silver

…

And How To Play Them With ETFs

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lndexUniverse The Outlook For Gold & Silver And How To Play Them With ETFs Live Webinar April 14, 2011 2-3 p.m. EDT

Today's Webinar: Alpha/Beta

Jim Lowell
President
Lowell Investment Research

Matt Hougan
President, ETF Analytics
Global Head of Editorial
IndexUniverse

Jason Toussaint
Managing Director
World Gold Council

- How To Evaluate Silver & Gold
- How To Evaluate Silver & Gold ETFs

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Today’s Webinar: Alpha/Beta I

IndexUniverse

The Outlook For Gold & Silver

…

And How To Play Them With ETFs

Jim Lowell
President
Lowell Investment Research

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-JlndexllniverseI The Outlook For Gold & SilverI I And How To Play Them With ETFsI

Silver vs. Gold

Silver
Gold
S&P 500
30,000
25,000
20,000
15,000
10,000
5,000
0
Apr-06
Oct-06
Apr-07
Oct-07
Apr-08
Oct-08
Apr-09
Oct-09
Apr-10
Oct-10

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Silver vs. Gold

Gold vs. Oil

Oil
Gold
S&P 500
30,000
25,000
20,000
15,000
10,000
5,000
0
Apr-06
Oct-06
Apr-07
Oct-07
Apr-08
Oct-08
Apr-09
Oct-09
Apr-10
Oct-10
Apr-11

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Gold vs. Currency

Gold vs. Currency

Gold
Australian $
British Pound
Canadian $
Japanese Yen
25,000
21,000
17,000
13,000
9,000
5,000
Feb-07
Aug-07
Feb-08
Aug-08
Feb-09
Aug-09
Feb-10
Aug-10
Feb-11

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Gold vs. Dollar

Gold vs. Dollar

US Dollar
Gold
S&P 500
25,000
20,000
15,000
10,000
5,000
0
Mar-07
Sep-07
Mar-08
Sep-08
Mar-09
Sep-09
Mar-10
Sep-10
Mar-11

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Pairing Strategy

Pairing Strategy

GLL + AGQ
S&P 500
Gold
25,000
20,000
15,000
10,000
5,000
0
Apr-10
Jun-10
Aug-10
Oct-10
Dec-10
Feb-11
Apr-11

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-EI ndexU Diverse The Outlook For Gold & Silver I And How To Play Them With ETFs

IndexUniverse

The Outlook For Gold & Silver

…

And How To Play Them With ETFs

Jason Toussaint
Managing Director
World Gold Council

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T Gold has low correlation relative to most assets...

Gold has low correlation relative to most assets…

Correlation of weekly returns between gold (US$/oz) and selected asset classes (US$); Jan '87-Jul '10*

JPM 3-month T-bill Index
JPM US Treasury Index
BarCap Global Tsy Agg ex US
BarCap US Credit
BarCap US High Yield
JPM EM soverign debt
MSCI US
MSCI EAFE
MSCI EM
S&P GSCI
Gold (US$/oz)
-1.0
-0.8
-0.6
-0.4
-0.2
0.0
0.2
0.4
0.6
0.8
1.0
%

*Except for MSCI EM index (Dec'87-Jul'10) and JP Morgan EM sovereign debt index (Dec'90-Jul'10) due to data availability.
Source: LBMA, Barclays Capital, JP Morgan, Bloomberg, WGC

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10

...and it is negatively correlated in tail risk events

…and it is negatively correlated in tail risk events

Weekly-return correlation between equities, gold and commodities when equties move by more than 2 standard deviations; Jan '87-Jul '10
S&P 500 return more than +2s
S&P 500 return less than -2s
-0.5
-0.3
0.0
0.3
0.5
Correlatio
Correlation between S&P 500 and gold (US$/oz)
Correlation between S&P 500 and S&P GSCI
Source: LBMA, Bloomberg, WGC

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IndexUniverse 11

Gold tends to outperform in high-inflation years...

Gold tends to outperform in high-inflation years…

Asset class performance during high inflation years (US CPI YoY > 5%)
YoY % chg
140
120
100
80
60
40
20
0
-20
-40
-60
Average return over all periods:
S&P 500: -0.5%
MSCI World: -0.5%
GSCI: +8.7%
Ibbotson BI: +1.5%
Gold: +31.1%
1973
1974
1975
1977
1978
1979
1980
1981
1990
S&P500
MSCI World ex-US
Ibbotson Bond Index
S&P GSCI
Gold (US$/oz)

Source: Bloomberg, MSCI, Ibbotson, LBMA, WGC

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IndexUniverse 12

...and provides protection against the US dollar

...and provides protection against the US dollar

Gold versus US trade-weighted dollar index

US$/oz
Index level
1,600
1,400
1,200
1,000
800
600
400
200
140
130
120
110
100
90
80
70
60
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
Gold spot price (US$/oz, LHS)
US trade-weighted dollar index (RHS)

Source: Bloomberg, WGC

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13

I China and India play an important Irole in global demand

China and India play an important role in global demand

Jewellery and investment demand in China and India*
Tonnes
1,200
1,000
800
600
400
200
0
Combined share of global demand** in 2000: 24%
Combined share of global demand** in 2010: 40%
1995
1997
1999
2001
2003
2005
2007
2009
India
China

Source: Source: GFMS, WGC
* Includes jewellery and total bar and coin demand only (excludes ETFs & similar and techology)
** Global demand includes demand for jewellery, bars, coins, ETFs & similar, and technology

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IndexUniverse 14

[l] Mine production has been fairly constant...

Mine production has been fairly constant…

Global mine production in tonnes and the gold price (US$/oz)
Tonnes
US$/oz
3,000
2,500
2,000
1,500
1,000
500
0
1,400
1,200
1,000
800
600
400
200
0
1995
1997
1999
2001
2003
2005
2007
2009
Mine production
Gold price US$/oz
Source: GFMS

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IndexUniverse 15

...while costs continue to go up...

…while costs continue to go up…

Total cost of replacing and producing an ounce of gold 2000-2009

US$/oz
800
700
600
500
400
300
200
100
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
Production costs (GFMS)
Reserve replacement costs (MEG)
Estimate (5-year avg)

Source: GFMS, Metals Economics Group, WGC
Note: Production costs include cash and depreciation/amortization costs; reserve replacements costs relate to exploration spending

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16

I ...and there are fewer new Idiscoveries

…and there are fewer new discoveries

Gold in major discoveries and gold exploration budget by year
Tonnes
US$mn
3,500
3,000
2,500
2,000
1,500
1,000
500
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
Resources in major new discoveries, 3-year average (tonnes, lhs)
Gold exploration budget (US$ mn, rhs)
Source: Metals Economics Group

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17

-llndexUniverse The Outlook For Gold & Silver I And How To Play Them With ETFs

IndexUniverse

The Outlook For Gold & Silver

…

And How To Play Them With ETFs

Matt Hougan
President, ETF Analytics
Global Head of Editorial
IndexUniverse

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The Three Commodities Spot (You can’t get it most of the time) Futures (It isn’t spot) Equities (It’s neither of the above)

The Three Commodities

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Precious Metals: The Exception I Spot (You can buy this easily)I Futures (Isn’t as bad as it is for oil) Equities (Directly connected to Spot)I

Precious Metals: The Exception

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Bullion $25 Billion gold bullion traded/day $130 Billion annual gold supply $4 Billion silver bullion traded/day $30 Billion annual silver supply ^

Bullion: Considerations Expensive: .20 -2% commissions Fabrication Costs: $1,454 Spot = $1,512 coins Storage: 12 — 50 bps / year Spreads: 50-100 bps

Bullion: Considerations

Expensive:

Alternatives:

- Pooled gold (Kitco, etc.)
- ETFs

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Futures $75 Billion of notional Gold outstanding $30 Billion traded per day $28 Billion of notional Silver outstanding $15 Billion traded per day

Futures: Pros & Cons

Futures: Pros & Cons

Contango and Backwardation

- Gold: .20% Annualized Roll Cost
- Silver: .37% Annualized Roll Cost

Leverage

Size & Complexity

Gold Curve
US$/Troy Ounce
1,488
1,486
1,484
1,482
1,480
1,478
1,476
1,474
1,472
1,470
1,468
APR 11
JUN 11
AUG 11
OCT 11
DEC 11
FEB 12
APR 12
JUN 12

Silver Curve
US$/Troy Ounce
41.10
41.00
40.90
40.80
40.70
40.60
40.50
APR 11
JUN 11
AUG 11
OCT 11
DEC 11
FEB 12
APR 12
JUN 12

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Equities Majors (GDM Index) $300 Billion of market cap P/E of 25-30 Largely available as ADRs Under 1% yield Juniors Generally “ Wildcatters” SpeculativeA

Miners: Considerations I Buying the Cow, not the Milk I Equity risk Hedged/Levered? Not any more. Response to real rallies muted

Miners: Considerations

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Miners: Mediocre Performers

Miners: Mediocre Performers

Normalized As Of 01/01/2007
Daily 1/1/2007 - 4/13/2011
Last Price
GOLDS Comdty 128.9023 +.7145
GDM Index 61.9343 -.4188
SILV Comdty 214.1973 +4.0232
SOLGLOSI Index 98.4919 +2.6634
214.1973
200
150
128.9023
98.4919
61.9343
50
0
-50
-100
2007
2008
2009
2010
2011

The ETF Investment Matrix

The ETF Investment Matrix

	Bullion	Futures	Miners	Strategy	Leverage	Inverse
Gold	GLD IAU SGOL AGOL	UBG DGL	GDX GDXJ GLDX GGGG PSAU	FSG SPGH TBAR	UGL (2X) DGP (2X)	GLL (-2X) DZZ (-2X) DGZ (-1X)
Silver	SLV SIVR	USV DBS	SIL	---	ACQ (2X)	ZSL (-2X)

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The ETF Investment MatrixI

The ETF Investment Matrix

	Spot Gold	Gold Futures	Gold Miners	S&P 500
Spot Gold	1	.91	.81	.23
Gold Futures	.91	1	.73	.21
Gold Miners	.81	.73	1	.44
S&P 500	.23	.21	.44	1

	Spot Silver	Silver Futures	Silver Miners	S&P 500
Spot Silver	1	.88	.82	.39
Silver Futures	.88	1	.72	.33
Silver Miners	.82	.72	1	.59
S&P 500	.39	.33	.59	1

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Daily Correlations, 12/31/08-04/12/11

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Core Data: Bullion vs. Futures vs. I MinersI

Core Data: Bullion vs. Futures vs. Miners

Type	Physical Bullion	Futures	Equity	Physical Bullion	Futures	Equity
Name	SPDR Gold	Powershares DB Gold	Market Vectors Gold Miners	iShares Silver	Powershares DB Silver	Global X Silver Miners
Ticker	GLD	DGL	GDX	SLV	DBS	SIL
Expense Ratio	0.40%	0.75%	0.53%	0.50%	0.75%	0.65%
AUM	$56,829m	$266m	$6,663m	$14,188m	$452m	$636m
ADV	$1,821m	$3m	$489m	$1,191m	$9m	$26m
Avg. Spread	0.01%	0.05%	0.02%	0.03%	0.11%	0.09%
1-mo	3.22%	2.19%	5.25%	17.90%	12.20%	8.81%
3-mo	5.40%	4.42%	8.70%	37.48%	37.02%	20.26%
YTD	3.23%	1.85%	-0.87%	31.14%	29.43%	7.79%
12-mo	26.43%	24.30%	28.52%	120.38%	117.93%	N/A
3-Yr	55.24%	49.48%	27.42%	120.79%	119.05%	N/A
5-Yr	140.98%	N/A	N/A	N/A	N/A	N/A
Tax Rate LT/ST	28%/28%	23%/23%	15%/35%	28%/28%	23%/23%	15%/35%
Structure	Grantor Trust	Limited Partnership	Open Ended Fund	Grantor Trust	Limited Partnership	Open Ended Fund

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Evaluating Gold & Silver ETFs Efficiency: Taxes and Expenses Tradability: Spreads and PremiumsI Fit: Understand your correlationsI

Evaluating Gold & Silver ETFs

- Efficiency: Taxes and Expenses
- Tradability: Spreads and Premiums
- Fit: Understand your correlations

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Today’s Webinar: Alpha/Beta I

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Thank You!

CFP & CIMA Non-ICMA Credits

Forms will follow in email in a few days for live webinar attendees.

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Thank you

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.